Exhibit 10.2

GREATER BAY BANCORP SEVERANCE PLAN II

Amended and Restated as of January 1, 2005

ARTICLE I

PURPOSE

GREATER BAY BANCORP (the "Company") established, effective as of January 1, 1998, and amended as of March 23, 1999, the Termination & Layoff Pay Plan II to provide severance benefits to selected executives whose employment terminates in connection with a Layoff or Termination (as such terms were defined in the Termination & Layoff Plan II). The Company hereby amends, restates and renames such plan as the Severance Plan II, effective as of January 1, 2005, to provide severance benefits to such executives who are deemed Eligible Employees and whose employment terminates in connection with a Layoff, in accordance with the terms set forth hereunder. The intent of the plan is to ensure all Eligible Employees have reasonable protection related to a Layoff event as specified herein.

ARTICLE II

EFFECTIVE DATE

All of the policies and practices of each Member Company regarding severance, or similar payments to Eligible Employees upon termination of employment in connection with a Layoff are hereby superseded by this plan which shall be known as the GREATER BAY BANCORP Severance Plan II (the "Plan"), as originally established January 1, 1998, amended March 23, 1999, and as amended and restated effective January 1, 2005.

ARTICLE III

DEFINITIONS

Section 3.1 Affiliated Company means:

(a) Any corporation (other than the Company) that is included in a controlled group of corporations, within the meaning of Code Section 414(b), that includes the Company, and

(b) Any trade or business (other than the Company) that is under common control with the Company within the meaning of Code Section 414(c), and

(c) Any member (other than the Company) of an affiliated service group, within the meaning of Code Section 414(m), that includes the Company, and

(d) Any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

Section 3.2 Base Benefit means the severance benefit payable to a Participant in accordance with Articles IV and V of the Plan, the amount of which is based upon such Participant's Pay and his title or position with a Member Company as of the date he terminates employment with the Member Company on account of a Layoff.

Section 3.3 Board of Directors means the board of directors of the Company.

Section 3.4 Calculated Severance means the severance benefit payable to a Participant in accordance with Articles IV and V of the Plan, the amount of which is based upon such Participant's full Years of Service with a Member Company as of the date the Participant terminates employment with a Member Company on account of a Layoff.

Section 3.5 Code means the Internal Revenue Code of 1986, as amended.

Section 3.6 Committee means the Benefits Administration Committee appointed by the Compensation Committee of the Company's Board of Directors.

Section 3.7 Company means GREATER BAY BANCORP.

Section 3.8 Effective Date means January 1, 2005.

Section 3.9 Employee means (1) any full-time employee of a Member Company or (2) any regular part-time employee of a Member Company. For purposes of this Section 3.9, "full-time employee" shall mean an employee of a Member Company who is regularly scheduled to work at least forty (40) hours per week for twelve (12) months each year. Notwithstanding the foregoing, with respect to employees of a Member Company which requires fewer than forty (40) hours per week for classification as a full-time employee, "full-time employee" shall be defined according to such Member Company's administrative policy and practice. "Regular part-time" employee shall mean any employee of a Member Company who is regularly scheduled to work at least twenty (20) hours per week for twelve (12) months each year, but fewer hours than necessary to classify him as a full-time employee.

Section 3.10 Eligible Employee means an Employee who is a member of the Company's Managing Committee (MC) and an Employee of a Member Company.

Section 3.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.12 Layoff means the termination of employment due to a business-based reduction in force, including, but not limited to, cost reduction, business or process reorganization/re-engineering, reassignment of duties, lack of/insufficient duties, or elimination of a position.

Section 3.13 Leave of Absence means a period of absence from regular employment which is approved by the Member Company in a non-discriminatory manner for reasons such as, but not limited to, sickness, disability, education, jury duty, convenience to a Member Company, maternity or paternity leave, family leave, or for periods of military duty during which the Employee's reemployment rights are protected by law.

Section 3.14 Member Company means the Company or an Affiliated Company, provided that the Compensation Committee of the Company's Board of Directors consents to the participation of any such Affiliated Company in the Plan with respect to Eligible Employees of such Affiliated Company.

Section 3.15 Participant means an Eligible Employee who satisfies the requirements under Section 4.1 of the Plan.

Section 3.16 Pay means an Eligible Employee's current annual rate of regular base salary or wages on the date of the Participant's termination of employment with a Member Company on account of a Layoff, excluding all other extra pay such as bonuses, overtime, commissions, premiums, supplements, imputed income and living, auto or other allowances.

Section 3.17 Plan means the Greater Bay Bancorp Severance Plan II.

Section 3.18 Plan Year means each twelve (12) consecutive month period from January 1 through December 31.

Section 3.19 Severance Benefit means the sum of any Base Benefit and any Calculated Severance to which a Participant is entitled in accordance with Articles IV and V.

Section 3.20 Year of Service means a twelve (12)-continuous month period beginning on an Employee's most recent date of hire (or rehire), and each twelve (12)-continuous month period beginning on the anniversary of such hire (or rehire) date, during which the Employee remains continuously employed by a Member Company.

ARTICLE IV

ELIGIBILITY FOR BENEFITS

Section 4.1 Employees Eligible for Severance Benefits. Except as provided in this Section 4.1 and in Section 4.2, and subject to Section 5.11, an Eligible Employee whose employment is terminated by a Member Company on or after the Effective Date shall be eligible for a Severance Benefit if:

(a) Subject to Section 4.2, the Eligible Employee's employment is terminated as a result of a Layoff; and

(b) The Eligible Employee executes a waiver and release agreement in such form as determined by the Committee (the "Waiver and Release Agreement") and returns the Waiver and Release Agreement to the Member Company within the time period specified in the Waiver and Release Agreement.

Section 4.2 Employees Not Eligible for Severance Benefits. An Eligible Employee shall not be entitled to a Severance Benefit set forth in Article V if:

(a) The Employee's employment is terminated for reasons other than Layoff; or

(b) The Employee's employment is terminated by reason of a Change in Control as that term is defined in the Greater Bay Bancorp Change in Control Plan II; or

(c) The Employee has in force an employment contract or executive severance agreement with a Member Company which includes provision for the payment of severance benefits upon the termination of his employment with the Member Company as a result of a Layoff, unless such severance benefits are less than the Severance Benefit provided for in the Plan; or

(d) With respect to termination of employment resulting from a Layoff, the Employee is offered employment by a Member Company in another position of comparable pay and status to the position held immediately prior to the Layoff, regardless of whether he accepts the offer; or

(e) The Employee fails to perform his regular assigned job duties through the date specified by a Member Company as his termination date; or

(f) The Employee fails to return a properly executed Waiver and Release Agreement on a timely basis.

For purposes of this Section 4.2, a "position of comparable pay and status" shall mean a position with not less than one hundred percent (100%) of the Pay, bonus opportunity and benefits of the position held by the Employee prior to his termination of employment and with a similar scope of duties and responsibilities to such prior position. In addition, a position will not be considered a position of comparable pay and status if an Employee is required to increase his normal commute to reach a new worksite by 35 miles or more each way. Notwithstanding the foregoing, the Committee reserves the right to make decisions based on the facts and circumstances of individual cases as to whether a position is of comparable pay and status to that held by an Employee prior to his employment termination, provided that the Employee may appeal any such decision pursuant to the provision of Section 6.5.

ARTICLE V

SEVERANCE BENEFITS

Section 5.1 Calculation of Base Benefit. Subject to the provisions of Sections 4.1, 4.2, and 5.11, a Participant whose employment is terminated as a result of a Layoff shall be entitled to receive a Base Benefit under this Plan as follows:

(a) CEO. A Participant who is the CEO shall be entitled to receive a Base Benefit equal to twenty-four (24) months of Pay.

(b) All Other Participants. Each other Participant shall be entitled to receive a Base Benefit equal to twelve (12) months of Pay.

Section 5.2 Determination of Calculated Severance. Subject to the provisions of Sections 4.1, 4.2, and 5.11, a Participant whose employment is terminated as a result of a Layoff shall be entitled to receive Calculated Severance under this Plan, based on the Participant's full Years of Service with a Member Company, equal to the amount of Pay that would have been payable for the number of weeks determined under the following table:

No. of Full Years of Service	No of Weeks Per Full Year of Service
Less than 1 year	0 weeks
1 year to 4 years	1 week
5 years to 10 years	2 weeks
11 years or more	3 weeks

Section 5.3 Maximum Severance Benefit. Notwithstanding anything to the contrary contained herein, the maximum Severance Benefit payable to a Participant other than the CEO upon a termination of employment on account of a Layoff is eighteen (18) months of Pay.

Section 5.4 Golden Parachute Restriction.

(a) In General. Notwithstanding anything above in this Article V, if a Participant is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the severance benefit provided for in Sections 5.1 and 5.2, together with any other payments which the Participant has the right to receive from a Member Company would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the Severance Benefit shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Participant from a Member Company will be One Dollar ($1.00) less than three (3) times the Participant's base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code.

(b) Deferred Compensation and Reimbursements Exception. In no circumstances will a Member Company reduce the Severance Benefits payable to a Participant on account of the restrictions of this Section 5.4 by the amounts the Participant has the right to receive under an executive deferred compensation plan of the Company (Deferred Compensation Plan), amounts paid or payable to the Participant to reimburse him either fully or partially for excise tax and/or income tax on the reimbursement (gross up amounts), or amounts paid or payable on the Participant as indemnification for attorney's fees and legal expenses.

(c) Determination of Reduction. The determination as to whether any reduction in the Severance Benefit is necessary shall be made by a Member Company in good faith, and the determination shall be conclusive and binding on the Participant.

(d) Repayment of Excess Amount. If through error or otherwise the Participant should receive payments under this Plan, together with other payments the Participant has the right to receive from a Member Company, excluding Deferred Compensation Plan payments in excess of one dollar ($1.00) less than three times his base amount, the Participant shall immediately repay the excess to the Member Company upon notification that an overpayment has been made.

Section 5.5 Continued Insurance Benefits. Provided that the Participant timely elects continued coverage under the Consolidated Omnibus Budge Reconciliation Act of 1985 ("COBRA"), the Member Company shall pay that portion of the premiums of each Participant's group medical, dental and vision coverage, including coverage for the Participant's eligible dependents, that the Member Company regularly paid prior to the Participant's termination date for the period during which the Participant is eligible for a Severance Benefit under Sections 5.1 and 5.2 (the "Continuation Period"). Such premium payments shall continue for the duration of the Continuation Period; provided, however, that no such premium payments shall be made following the effective date of the Participant's coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Member Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Member Company's payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Participant for purposes of the Participant's payments required under COBRA. Therefore, the period during which a Participant may elect to continue the Member Company's group medical coverage at his own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Member Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Participant shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 5.5, applicable premiums that will be paid by the Member Company during the Continuation Period shall not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

Section 5.6 Other Employee Benefits. All other employee benefits (such as life insurance, disability coverage, and retirement plan coverage) terminate as of the Participant's termination date (except to the extent that a conversion privilege may be available thereunder).

Section 5.7 Payment of Benefits. The Plan shall pay a Severance Benefit to a Participant whose employment is terminated on account of a Layoff in the form of a lump sum or equal installments payable over a period not to exceed twenty-four (24) months, as the Committee in its sole discretion may determine. The Plan shall make lump sum distributions as soon as administratively practicable and in no event later than thirty (30) days following the receipt by the Company of a timely and properly executed Waiver and Release Agreement. The Plan shall make installment payments in accordance with the Member Company's normal payroll schedule beginning with the first payroll date as soon as administratively practicable following receipt by the Company of a timely and properly executed Waiver and Release Agreement.

Section 5.8 Payment Offset. A Member Company reserves the right to offset the Severance Benefits payable under Sections 5.1 and 5.2 by any advance, loan or other monies the Participant owes the Member Company. All Severance Benefit payments under the Plan will be subject to applicable withholding for federal, state and local taxes.

Section 5.9 Repayment Upon Re-employment. In the event of a Participant's reemployment by a Member Company during the period of time in respect of which Calculated Severance pursuant to Section 5.2 has been paid in a lump sum, the Member Company shall require such Participant to repay to the Member Company all or a portion of such Calculated Severance as a condition of reemployment. The amount required to be repaid shall equal the Participant's weekly Pay for the total number of weeks for which the Participant was eligible under Section 5.2 minus the Participant's weekly Pay for the number of weeks that have elapsed since the Participant's termination of employment. If the Calculated Severance is paid in installments, the installment payments will stop upon reemployment with a Member Company.

Section 5.10 Unfunded Plan. The obligations of a Member Company under this Plan may be funded through contributions to a trust or otherwise, but the obligations of the Member Company are not required to be funded under this Plan unless required by law. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of a Member Company.

Section 5.11 Prohibition Against Golden Parachute Payments. Notwithstanding any provision of the Plan to the contrary, no Participant who is an institution-affiliated party as the term is defined in Section 359.1(h) of the Federal Deposit Insurance Corporation Rules and Regulations ("FDIC Rules and Regs") shall be entitled to the payment of any Severance Benefit under the Plan to the extent that such payment shall be deemed a "golden parachute payment" as the term is defined in FDIC Rules and Reg. Section 359.1(f)(i)(ii) or (iii).

ARTICLE VI

ADMINISTRATION

Section 6.1 Plan Administration. The Company shall be the administrator of the Plan for purposes of Section 3(16) of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan for any Plan Year.

Section 6.2 Plan Committee. In all respects other than as provided in Section 6.1, the Plan shall be administered and operated by the Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred to the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration but not by way of limitation, the following discretionary powers and authority:

(a) To allocate fiduciary responsibilities among the named fiduciaries and to designate one or more other persons to carry out fiduciary responsibilities. However, no allocation or delegation under this Section 6.2(a) shall be effective until the person or persons to whom the responsibilities have been allocated or delegated agree to assume the responsibilities.

(b) To designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities.

(c) To employ such legal, accounting, clerical, and other assistance as it may deem appropriate in carrying out the provisions of this Plan, including one or more persons to render advice with regard to any responsibility any fiduciary may have under the Plan.

(d) To establish rules and procedures from time to time for the conduct of the Committee's business and the administration and effectuation of this Plan.

(e) To administer, interpret, construe and apply this Plan. To decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, former Participant or other person whatsoever, including but not limited to all questions relating to eligibility to participate in the Plan, the amount of service of any Participant, and the amount of benefits to which any Participant may be entitled.

(f) To determine the manner in which the Severance Benefits of this Plan, or any part thereof, shall be administered.

(g) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient in the efficient administration of the Plan.

Any action taken in good faith by the Committee in the exercise of discretionary authority conferred upon it by this Plan shall be conclusive and binding upon the Participants. All discretionary powers conferred upon the Committee shall be absolute. However, all discretionary powers shall be exercised in a uniform and nondiscriminatory manner.

Section 6.3 Named Fiduciary. The members of the Committee shall be named fiduciaries with respect to this Plan for purposes of Section 402 of ERISA.

Section 6.4 Indemnification of Committee. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each other fiduciary with respect to this Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary's gross negligence or willful misconduct. A fiduciary shall not be responsible for any breach of responsibility of any other fiduciary except to the extent provided in Section 405 of ERISA.

Section 6.5 Claims Procedure.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Committee in writing by an applicant (or his authorized representative). The address for the Committee is:

Plan Committee

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Committee must provide the applicant with written or electronic notice of the denial of the application, and of the applicant's right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Committee needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the applicant's right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 6.5(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Committee receives the application, unless special circumstances require an extension of time, in which case, the Committee has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the application.

(c) Request for a Review. Any person (or that person's authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Committee within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Plan Committee

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his representative) shall have the opportunity to submit (or the Committee may require the applicant to submit) written comments, documents, records, and other information relating to his claim. The applicant (or his representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the review. The Committee will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim (excluding those protected by legal privilege); and

(iv) a statement of the applicant's right to bring a civil action under section 502(a) of ERISA.

(e) Rules and Procedures. The Committee will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 6.5(a) above, (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.5(c) above, and (iv) has been notified that the Committee has denied the appeal. Notwithstanding the foregoing, if the Committee does not respond to a Participant's claim or appeal within the relevant time limits specified in this Section 6.5, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ARTICLE VII

AMENDMENT AND TERMINATION

This Plan may be amended from time to time, or terminated at the discretion of the Board of Directors by a written resolution adopted by a majority of the Board of Directors; provided, however, that no amendment or termination shall adversely affect the right to any unpaid Severance Benefit of a Participant whose Layoff termination date has occurred prior to such amendment or termination of the Plan.

ARTICLE VIII

GENERAL

Section 8.1 Payment Out of General Assets. The benefits and costs of this Plan shall be paid by the Company and each Member Company out of its general assets.

Section 8.2 Welfare Benefit Plan. This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title 1 of ERISA. The Plan will be interpreted to effectuate this intent.

Section 8.3 Gender. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.

Section 8.4 Limitation on Participant's Rights. Nothing in this Plan shall be construed to guarantee terminated Employees any right to be recalled or rehired by a Member Company.

Section 8.5 Severability. If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts, which shall be enforced as if the illegal or invalid provision had not been included in this Plan.